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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                       Date of Report: October 7, 2004

                                  VisiJet, Inc.
                                  -------------
             (Exact name of the Company as specified in its charter)

         Delaware                     0--256111                   33-0838660
(State or other jurisdiction         (Commission                (IRS Employer
     of incorporation)               File Number)            Identification No.)

                          192 Technology Drive, Suite Q
                            Irvine, California 92618
                    (Address of principal executive offices)

        The Company's telephone number, including area code: 949-453-9652



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ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

         See Item 3.02 below.

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES

         On October 7, 2004 VisiJet, Inc. ("the Company") consummated the sale of 450,000 shares of Series A Convertible Preferred Stock ("Preferred Stock") to Langley Park Investments PLC ("Langley"), a corporation organized under the laws of England and Wales pursuant to a Convertible Preferred Stock Purchase Agreement (the "Stock Purchase Agreement"). Under the Stock Purchase Agreement, the Company agreed to sell 450,000 shares of Preferred Stock to Langley. The consideration paid by Langley was the issuance of 2,477,974 Ordinary Shares of Langley ("Langley Shares") to the Company, with an agreed value of 1.00 pound (U.K.) per share. Consummation of the transaction was subject to admission of the Langley shares to the London Stock Exchange ("LSE"), which occurred on September 30, 2004 and the initiation of trading on the LSE, which began on October 7, 2004. In accordance with the Stock Purchase Agreement, the Company may sell the Langley shares received by it in the open market on the LSE at any time.

         The Preferred Stock is non-voting, except as required by Delaware law, and the holders of the Preferred Stock are not entitled to receive any dividends. The Preferred Stock, which has a "stated value" for purposes of conversion and redemption of $10.00 per share, is convertible at any time for a period of three years from the date of issuance into shares of the Company's common stock ("Common Stock"). The number of shares of Common Stock to be issued upon conversion is determined by dividing the aggregate stated value of the Preferred Stock being converted by the conversion price then in effect, which is to be the lesser of $0.609 (the "Fixed Conversion Price"), or eighty percent (80%) of the lowest closing bid price of the Common Stock in the ten (10) trading days preceding the date of conversion, but in no event less than 30 percent (30%) of the Fixed Conversion Price. However, Langley may not convert to the extent that conversion would result in it owning more than 4.99% of the outstanding Common Stock of the Company. The conversion price is subject to adjustment based on anti-dilution provisions that require an adjustment to the conversion price based on certain events, including the issuance of common stock or convertible securities at a price per share below market value, stock dividends and combinations and certain distributions to shareholders. Any shares of Preferred Stock not previously converted will be automatically converted into Common Stock at the expiration of the three year period. The shares of Preferred Stock carry a liquidation preference equal to the stated value. If the Company defaults under certain covenants in the Certificate of Designation filed with the Delaware Secretary of State , the holders of the Preferred Stock may compel redemption at the stated value.

         Under the Stock Purchase Agreement, Langley has agreed that it will not sell, transfer or assign any of the Preferred Stock, or any Common Stock issued upon conversion, for a period of one year without the written consent of the Company.

      The Company believes that the issuance of the Preferred Stock was exempt from the registration requirements of the Securities Act of 1933, as amended, by reason of Section 4(2) thereof and Regulation S thereunder.

                                   Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                            VisiJet, Inc., a Delaware
                                              corporation

                                            By: /s/ Laurence M. Schreiber
                                                --------------------------------
                                                Laurence M. Schreiber, Secretary

Date:  October 20, 2004